ADMINISTRATIVE SERVICES AGREEMENT


          Between

                A.L. Industrier A.S ("A.L. Industrier"), Harbitzalleen, 3 0275 Oslo, Norway; and

                Apothekernes Laboratorium A.S, Harbitzalleen 3, 0275 Oslo, Norway ("New A.L. Oslo")

          this Administrative Services Agreement (the "Agreement") is entered into on this 3rd day of October, 1994;

          1.    PURPOSE

          A.L. Industrier presently operates the business activities that are listed in Schedule 1 hereto.

          New A.L. Oslo has the required experience, expertise and compe-tence to provide certain administrative services described below (the "Services") to A.L. Industrier and its subsidiaries within its organization ("the A.L. Industrier Group") and desires to provide the Services to A.L. Industrier.

          A.L. Industrier desires to hire New A.L. Oslo to provide the Services.

          2.    THE SERVICES

          The Services to be provided by New A.L. Oslo shall include all administrative services required by the A.L. Industrier Group to assist in the administration of their businesses provided, however, to the extent that any Services would have a material adverse effect on New A.L. Oslo, New A.L. Oslo shall not be obligated to provide such Services. The Services shall initially be provided by the employees listed in Schedule 2 hereto (it being expressly understood that in connection with the provision of the Services New A.L. Oslo may substitute any or all of such employees). The initial Services shall include (as requested by A.L. Industrier and the A.L. Industrier Group) the following:

          2.1 administrative services relating to the maintenance of administrative and financial information relating to the A.L. Industrier Group including, but not limited to: (i) assisting in preparation and control of annual budgets;
                (ii) assisting in providing advice concerning lending and financing matters; (iii) assisting in cash management;
                (iv) assisting in the control and implementation of pay-








                ments of liabilities; (v) assisting in the control and collection of payables and indebtedness; (vi) assisting in the preparation of the accounts and the Annual Report of A.L. Industrier; (vii) assisting in the preparation and filing of VAT filings and other tax returns and similar forms and documentation; and (viii) assisting with filings to the Company Register, VAT and customs reporting and reporting to the Register of Accounts and similar institu-tions;

          2.2 administrative services relating to corporate matters, including: (i) issuing Notices and Agendas for Meetings of the Board of Directors, meetings of the General Assembly and Shareholders Meetings; and (ii) assistance with the maintenance of the Shareholders' Register; and


          2.3 miscellaneous administrative services including: (i) as-sisting in the implementation and maintenance of insurance;
                (ii) assisting in personnel matters; (iii) assisting with payroll services for the following A.L. Industrier Group companies: A/S AgroTek, Almedica A/S, A/S Nopal, A/S Platevern-Kjemi and Dynal A.S.; and (iv) assisting with inhouse medical and health services for the following A.L. Industrier Group companies: Almedica A/S, A/S Nopal (em-ployees at the Billingstad office only) and Dynal A.S.


          3.    MANAGEMENT OF A.L. INDUSTRIER

          A.L. Industrier shall be managed under the exclusive control of its Board of Directors and all powers that legally or customarily reside in Board of Directors shall remain with the Board of Directors and shall not be affected by this Agreement. In addi-tion, this Agreement shall not affect the rights of the share-holders of A.L. Industrier under applicable law.


          4.    PAYMENT TO NEW A.L. OSLO

          4.1 All Services rendered hereunder shall be provided and charged for on an hourly basis other than payroll and inhouse medical and health services, which shall be calcu-lated on the basis of the number of the A.L. Industrier Group employees being serviced by New A.L. Oslo. New A.L. Oslo shall within 60 days of the end of each calendar year present the calculations for the hourly rates for the









                subject year for the various personnel involved in provid-ing services hereunder (and the per employee charge for payroll and inhouse medical and health services) and such calculations shall be subject to the approval in advance of A.L. Industrier.1 The hourly rate for each employee pro-viding services (other than employees engaged in providing payroll and inhouse medical and health services) shall be calculated based upon (together, the "Pricing Criterion")
                (i) all direct costs of the employee to New A.L. Oslo for the year such Services are to be rendered, and (ii) all indirect overhead costs for the year such Services are to be rendered, which shall include allocations for office ex-penses, occupancy, office equipment expenses, insurance and similar expenses. The aggregate fee for providing payroll and inhouse medical and health services to all persons (including employees of New A.L. Oslo and the A.L. Industrier Group) shall be based upon New A.L. Oslo's direct and indirect costs (the "Payroll and Medical Cost Criterion") of providing such services (to employees of New A.L. Oslo and the A.L. Industrier Group) divided by the number of persons being served by such services and multi-plied by the number of the A.L. Industrier Group employees being served by such services.

          4.2 If New A.L. Oslo and A.L. Industrier shall not agree within 70 days of the end of each calendar year on the hourly rates and other fees payable in connection with the provi-sion of Services hereunder, then such disagreement shall be submitted to and resolved by an independent certified public accountant selected jointly by A.L. Industrier and New A.L. Oslo with the cost of such independent certified public accountant to be paid one-half by New A.L. Oslo and one-half by A.L. Industrier. The independent certified public accountant shall calculate the hourly rates and other fees payable in connection with the provision of services hereunder by utilizing the Pricing Criterion and the Payroll and Medical Cost Criterion.

          4.3 All personnel rendering services to the A.L. Industrier Group (other than personnel providing payroll or inhouse


               1 Prior to the execution of this Agreement at the closing of the Restructuring Agreement, the parties will jointly produce a schedule setting forth the information required to be calculated for purposes of this section for 1994.









                medical and health services) shall prepare time sheets on a continuous basis, and such time sheets shall include infor-mation concerning (i) the personnel involved, (ii) the amount of time expended and (iii) the type of assistance rendered to the A.L. Industrier Group. The time sheets shall be made available to A.L. Industrier on a monthly basis for control purposes.

          4.4 A.L. Industrier shall also reimburse New A.L. Oslo for all out-of-pocket costs and expenses necessarily incurred by New A.L. Oslo in connection with rendering services to the A.L. Industrier Group pursuant to this Agreement. The documentation related to such expenses shall be made avail-able to A.L. Industrier on a monthly basis for control pur-poses.

          4.5 New A.L. Oslo shall on a monthly basis invoice A.L. Industrier for services rendered in the prior month to the A.L. Industrier Group, provided that New A.L. Oslo shall invoice A.L. Industrier for services provided from January 1, 1994 through the date this Agreement is executed on the date this Agreement is executed.

          4.6 Payment according to the invoice shall be made in cash not later than 30 days after receipt of such invoice. All in-voices shall be issued and paid for in the currency in which the cost is incurred.

          4.7   Notwithstanding any other provision contained in this
                Section 4, A.L. Industrier shall be required to pay to New A.L. Oslo a minimum of NOK 5,650,000 with respect to ser-vices rendered hereunder in 1994, regardless of the date that this Agreement is executed, a minimum of NOK 4,000,000 with respect to services rendered hereunder in 1995, and a minimum of NOK 3,000,000 with respect to services rendered hereunder in 1996. New A.L. Oslo shall determine any amounts owing under this Section 4.7 within 30 days after each of December 31, 1994, December 31, 1995 and December 31 1996 and shall invoice A.L. Industrier, if necessary, for the minimum annual amount less amounts invoiced and paid pursuant to Section 4.5 for services rendered in such year. A.L. Industrier shall pay such invoice within 30 days of receipt of any such invoice.













          5.    TERM OF AGREEMENT

          This Agreement shall have an initial term of three years begin-ning as of January 1, 1994. After the expiration of the initial term, this Agreement shall be extended for successive one year terms unless terminated by a party pursuant to 6 months prior written notice.

          6.    CONFIDENTIALITY

          6.1 During the term of this Agreement and for a period of three years from the date of termination of this Agreement, New A.L. Oslo is to hold secret and in strict confidence any and all information and documentation related to the A.L. Industrier Group and their activities; provided, however, that this provision shall not apply to information which at the time of disclosure to New A.L. Oslo is generally avail-able to and known by the public (other than as a result of a disclosure directly or indirectly by New A.L. Oslo or its representatives), or is available to New A.L. Oslo on a nonconfidential basis from a source other than the A.L. Industrier Group, provided that such source is not and was not bound by a confidentiality agreement with any member of the A.L. Industrier Group. New A.L. Oslo agrees not to disclose directly or indirectly to any third party, unless required by applicable laws or regulations, any information relating to the A.L. Industrier Group or the business except in the due and proper performance during the term of this Agreement. Upon any termination of this Agreement, New A.L. Oslo will upon A.L. Industrier's request either
                (i) collect and deliver to A.L. Industrier all documents obtained or examined by (or derived from documents obtained or examined by) its representatives who are not employees of the A.L. Industrier Group then in its possession and any copies thereof or (ii) cause such representatives to de-stroy such documents and copies and deliver to A.L. Industrier certificates of destruction with respect to such documents and copies.

          6.2 All documents, business related information, data and information otherwise existing prior to or created during the performance of the Services, shall be the exclusive property of A.L. Industrier, and New A.L. Oslo shall deliv-er to A.L. Industrier all such material and copies request-ed upon termination of this Agreement.











          7.    STANDARD OF PERFORMANCE; INDEMNIFICATION

          7.1 New A.L. Oslo warrants that in the performance of the services hereunder, New A.L. Oslo and its personnel shall act with diligence, honesty and competence in accordance with the same standard as it applies to its own affairs; provided, that New A.L. Oslo shall not be liable to A.L. Industrier for any claims, demands, causes of action, loss, investigations, proceedings, damages, penalties, fines, expenses, insurance, and judgements, including attorneys' fees (herein collectively "Claims"), incurred by A.L. Industrier in connection with the Services provided by New A.L. Oslo hereunder, unless such Claims arise from New A.L. Oslo's material breach of this Agreement, or the willful misconduct or gross negligence of New A.L. Oslo.

          7.2 A. L. Industrier agrees, to the fullest extent permitted by law, to hold New A.L. Oslo harmless and to indemnify and defend New A.L. Oslo from third parties for all Claims arising out of this Agreement, unless such Claim arose out of a material breach of this Agreement by New A.L. Oslo, or the willful misconduct or gross negligence of New A.L. Oslo. New A.L. Oslo agrees, to the fullest extent permit-ted by law, to hold A.L. Industrier harmless and to indem-nify and defend A.L. Industrier from third parties for all Claims arising out of a material breach of this Agreement by New A.L. Oslo, or the willful misconduct or gross negli-gence of New A.L. Oslo.

          8.    INSURANCE

          New A.L. Oslo will obtain and maintain throughout the period of this Agreement employers liability, employees compensation, and third party insurance and all other standard insurance relevant for New A.L. Oslo.

          9.    COOPERATION

          New A.L. Oslo shall cooperate fully with any other contractors or sub-contractors used by A.L. Industrier and give them all reason-able assistance when requested to do so by A.L. Industrier.

          10.   ASSIGNMENT

          Subject to the prior written consent of A.L. Industrier (which consent shall not be unreasonably withheld), New A.L. Oslo shall have the right to assign or delegate its obligations under this









          Agreement to a third party, provided that the assignee expressly assumes and agrees to perform the assigned obligations of New A.L. Oslo hereunder.

          11.   ARBITRATION

          Any dispute which cannot be resolved by mutual agreement within a period of sixty (60) days shall be finally resolved by arbitra-tion in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC"). Any such arbi-tration may be initiated by the delivery of a notice in writing by either party hereto to the other party following any such sixty (60) day period. The arbitration panel shall comprise three (3) arbitrators, one (1) to be appointed by A.L. Industrier, one (1) to be appointed by New A.L. Oslo, and the third by the first two (2) arbitrators. If either of the first two (2) arbitrators are not appointed within the time provided by said rules, or the two (2) arbitrators fail to agree on the choice of the third within thirty (30) days after their respec-tive appointments become effective, such arbitrator(s) shall be appointed by the International Court of Arbitration of the ICC. The place of arbitration shall be London, England. The language to be used in the arbitral proceeding shall be English. The decision and award of the arbitration panel shall be final, non-appealable and binding on both parties and their successors and assigns hereunder, shall include a decision regarding the alloca-tion of costs relating to any such arbitration and all matters related thereto, and shall be enforceable in any court of compe-tent jurisdiction in accordance with the United Nations Conven-tion on the Recognition and Enforcement of Foreign Arbitral Awards.

          12.   ENTIRE AGREEMENT

          This Agreement contains the entire agreement between the parties with respect to the subject matters hereof and supersedes all previous documentation or understandings between the parties, and may not be modified except in writing signed by duly authorized representatives of the parties.

          13.   NOTICES

          Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed given if delivered personally, sent by reputable overnight courier or by registered or certified mail (return re-ceipt requested), postage prepaid, or telecopied (which is con-









          firmed) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  if to A.L. Industrier A.S

                         A.L. INDUSTRIER A.S
                         Postboks 158 Skoyen
                         N-0212 Oslo 2
                         Norway

                         Attention:  Einar W. Sissener
                                     Managing Director

                         with a copy to

                         WIERSHOLM MELLBYE & BECH
                         Kirkegaten 15
                         Postboks 400 Sentrum
                         0103 Oslo
                         Norway

                         Attention:  Per Raustol

                    (b)  if to New A.L. Oslo at any time, to

                         APOTHEKERNES LABORATORIUM A.S
                         c/o A.L. LABORATORIES INTERNATIONAL, INC.
                         One Executive Drive
                         Fort Lee, NJ 07024

                         Attention:  Jeffrey Smith,
                                     Executive Vice President and
                                     Beth P. Hecht
                                     Corporate Counsel

                         with copies to

                         KIRKLAND & ELLIS
                         Citicorp Center
                         153 East 53rd Street
                         New York, New York 10022

                         Attention:  Frederick Tanne













                         and

                         ADVOKATFIRMAET FOYEN & CO ANS.
                         Oscarsgate 52
                         N-0258 Oslo
                         Norway

                         Attention:  Heikki Giverholt

          14.   GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with Norwegian law and the parties hereby submit to the non-exclusive jurisdiction of the Norwegian courts, the venue to be in Oslo.

          15.   COUNTERPARTS

          This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute one Agreement.





































                    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


          Signed for and on behalf of        Signed for and on behalf of
          A.L. INDUSTRIER A.S:               APOTHEKERNES LABORATORIUM A.S:



           /s/ E.W. Sissener                  /s/ E.W. Sissener
          By:  E.W. Sissener                 By:  E.W. Sissener
          Title:  Managing Director          Title:  Managing Director
































